Exhibit 99.5

CONSENT OF ALLAN SASS

I have agreed to serve as a director of Genie Energy Ltd. effective upon the spin-off and hereby consent to the inclusion of my name and biographical information as a director nominee in the registration statement on Form 10 of Genie Energy Ltd. and the related Information Statement attached as an exhibit thereto.

/s/ Allan Sass
Allan Sass

October 4, 2011